Exhibit (a)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NAVTECH, INC.
at
$2.50 Net Per Share
by
NV HOLDINGS, INC.,

an entity controlled and owned by

CAMBRIDGE INFORMATION GROUP II LLC

and its affiliates,

EXTERNALIS S.A.

and its affiliates,

ABRY MEZZANINE PARTNERS, L.P.

and its affiliates, and

ABRY INVESTMENT PARTNERSHIP, L.P.

and its affiliates

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, TUESDAY, NOVEMBER 6, 2007, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

NV Holdings, Inc., a Delaware corporation (including any successor, the ‘‘Purchaser’’), which is an entity owned and controlled by Cambridge Information Group II LLC and its affiliates (‘‘CIG’’), Externalis S.A. and its affiliates (‘‘Externalis’’), ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P. and their respective affiliates (‘‘ABRY’’), is making an offer to purchase all the outstanding shares of common stock, par value $.001 per share (the ‘‘Shares’’), of Navtech, Inc., a Delaware corporation (the ‘‘Company’’) at a price per Share of $2.50 net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 9, 2007 (the ‘‘Offer to Purchase’’) and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the ‘‘Offer’’).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated October 9, 2007;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company, the Depositary for the Offer (the ‘‘Depositary’’), by the expiration of the Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Depositary.

We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 5:00 p.m., New York City time, Tuesday, November 6, 2007, unless the Offer is extended. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, November 6, 2007 (except during any extension of the Offer). During any extension of the Offer (the ‘‘Subsequent Offering Period’’), (i) no withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and (ii) no withdrawal rights will apply to Shares that were tendered in the Offer prior to the Subsequent Offering Period and accepted for payment.

The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and senior members of management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable. The Offer is also conditioned upon the absence of any material change at Navtech, Inc., there being no pending legal proceedings in relation to or otherwise affecting the Offer, and the absence of any other legal impediments to the Offer. Section 12, ‘‘The Offer — Certain Conditions to the Offer,’’ of the Offer to Purchase sets forth in full the conditions to the Offer.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 5:00 p.m., New York City time, Tuesday, November 6, 2007. Holders of Shares whose certificates for such Shares (the ‘‘Certificates’’) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the expiration of the Offer must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ of the Offer to Purchase. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Georgeson (the ‘‘Information Agent’’) or the Depositary) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

NV Holdings, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.